Exhibit 99.28(A)(13)

TOUCHSTONE STRATEGIC TRUST

AMENDMENT TO RESTATED AGREEMENT AND DECLARATION OF TRUST

The undersigned hereby certifies that she is a duly elected officer of Touchstone Strategic Trust and pursuant to Section 4.1 of the Trust’s Restated Agreement and Declaration of Trust (“Declaration”) dated May 19, 1993, as amended, the Trustees at a meeting on March 13, 2012 at which a quorum was present, unanimously adopted the following resolutions:

“RESOLVED, that four new series of shares of Touchstone Strategic Trust (the ‘Trust’) be, and hereby are, established and that such new series be, and hereby are, designated the Touchstone Micro Cap Value Fund, the Touchstone Strategic Income Fund, the Touchstone Small Company Value Fund and the Touchstone International Value Fund (each a ‘Fund’ and collectively, the ‘Funds’); and

FURTHER RESOLVED, that the shares of each Fund be, and they hereby are, established, each with an indefinite and unlimited number of shares, designated as Class A shares, Class C shares, Class Y shares and Institutional shares; and

FURTHER RESOLVED, that the relative rights and preferences of the Funds shall be those rights and preferences set forth in Section 4.2 of the Trust’s Restated Agreement and Declaration of Trust; and

FURTHER RESOLVED, that the Trust be, and it hereby is, authorized to issue and sell Class A shares, Class C shares, Class Y shares and Institutional shares of each Fund from time to time at their respective price per share of not less than the respective net asset value thereof; and

FURTHER RESOLVED, that when any of the Class A shares, Class C shares, Class Y shares and Institutional shares of the Funds shall have been so issued and sold, they shall be deemed to be validly issued, fully paid and non-assessable by the Trust; and

FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized and empowered to take any and all actions and to execute any and all documents and instruments, which they or any one of them in his sole discretion deem necessary, appropriate or desirable to implement the foregoing resolutions.”

The undersigned certifies that the actions to effect the foregoing Amendment were duly taken in the manner provided by the Declaration and that the resolutions became effective March 13, 2012.

The undersigned certifies that she is causing this Certificate to be signed and filed as provided in Section 7.4 of the Declaration.

WITNESS my hand this 1st day of June 2012.

/s/ Jill T. McGruder
Jill T. McGruder
President